UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 29, 2006

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
(1) On June 29, 2006, the Company entered into an amended and restated credit facility with JPMorgan Securities, Inc. and Banc of America Securities LLC, as joint lead arrangers (the “Primary Facility”), to increase the Primary Facility from $1 billion to $1.2 billion and to add an accordion feature to allow the Primary Facility to be increased to up to $1.4 billion at the Company’s option and to extend the maturity to June 29, 2010, subject to the Company’s right to extend for a one year period pursuant to the agreement. The interest rate on the Primary Facility is LIBOR plus 60 basis points based on the Company’s current corporate credit ratings.
A copy of the Seventh Amended and Restated Credit Agreement is filed as Exhibit 4.1 hereto.
(2) On June 29, 2006, the Company entered into an amended and restated secured term loan agreement (“Secured Term Loan”) with Key Bank Capital Markets and Banc of America Securities LLC, as joint lead arrangers and certain other lenders set forth therein (collectively, the “Lenders”). The Secured Term Loan was amended to add an accordion feature to allow the Secured Term Loan to be increased from $400 million to $500 million, at the Company’s option.
A copy of the First Amended and Restated Secured Term Loan Agreement is filed as Exhibit 4.2 hereto.
Item 9.01 Financial Statements and Exhibits
Exhibits
(4.1) Seventh Amended and Restated Credit Agreement dated June 29, 2006.
(4.2) First Amended and Restated Secured Term Loan Agreement dated as of June 29, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation
(Registrant)

Date	July 6, 2006	/s/ William H. Schafer William H. Schafer Senior Vice President and Chief Financial Officer

Exhibit Index
(4.1) Seventh Amended and Restated Credit Agreement dated June 29, 2006.
(4.2) First Amended and Restated Secured Term Loan Agreement dated as of June 29, 2006.